                                                                Exhibit 5

                LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN LLP

                                  May 22, 2003

Monmouth Real Estate Investment Corporation
3499 Route 9, Suite 3C
Freehold, NJ  07728

Ladies and Gentlemen:

         We have acted as counsel to Monmouth Real Estate Investment
Corporation, a Maryland corporation (the "Company"), in connection with the filing of a registration statement by the Company on Form S-8 (the "Registration
Statement") under the Securities Act of 1933, as amended, registering 1,245,000 shares (the "Shares") of Common Stock of the Company, $.01 par value per share, to be issued to eligible participants in accordance with the terms of the
Monmouth Real Estate Investment Corporation 1997 Stock Option Plan (the "Plan").

         In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, will be, legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the
Registration Statement.

                                                     Very truly yours,

                                                     /s/BLACKWELL SANDERS PEPER MARTIN LLP

                                                     Blackwell Sanders Peper Martin LLP